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                                                                    Exhibit 99.1

TB WOOD'S CORPORATION ANNOUNCES COMPLETION OF SEC REVIEW OF ITS ACCOUNTING FOR POST-EMPLOYMENT HEALTHCARE BENEFIT OBLIGATIONS

CHAMBERSBURG, PA -- September 27, 2005 --TB Wood's Corporation (Nasdaq: TBWC) announced today that it has completed its review of its accounting for post-employment healthcare benefit obligations and, after conclusion of its discussions with the Staff of the Securities and Exchange Commission (the "SEC"), has determined that its original accounting treatment of these issues was correct. Accordingly, in light of these conclusions, the Company's previously issued financial statements and other financial information contained in our Form 10-K for the fiscal year ended December 31, 2004 and our Form 10-Q for the first quarter of fiscal year 2005 may be relied upon.

As previously disclosed, the Company received a comment letter from the Staff of the SEC during the second quarter of 2005 pertaining to its 2004 Form 10-K regarding its accounting treatment of its terminated post-employment healthcare benefit obligations that resulted in the Company recognizing a non-recurring, non-cash pre-tax gain of approximately $9.3 million in its income statement with respect to its terminated post-employment healthcare benefit obligations in the fourth quarter of 2004. As a result of this comment letter, the Company reviewed whether it should have recognized, at the time of the full curtailment of benefits for active employees in 2001, a no-cost settlement of the prior service costs and other unamortized gains and losses attributable to the then active employees whose benefits were fully curtailed in order to reflect that there would be no future service period against which the amortization of such deferred credits could be matched.

Following discussions with the Staff of the SEC and upon further review of these events, the Company has determined that its original accounting treatment was in accordance with Statement of Financial Accounting Standards No. 106, and that the Company does not need to do a restatement in its 2004 Form 10-K of its accounting treatment of its terminated post-employment healthcare benefit obligations. However, because the Company had restated its accounting treatment of its retiree healthcare plans for relevant periods in 2004 in its report on Form 10-Q for the quarter ended July 1, 2005 to account for the issues raised at that time by the Staff of the SEC as if a restatement needed to be made, the Company has now determined that it will restate its financial statements contained in that report to reflect the continuation of the Company's original accounting treatment.

About TB Wood's

TB Wood's is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Canada, Mexico, Germany, Italy and India. Additional information on TB Wood's and our products can be found online at http://www.tbwoods.com.

Safe Harbor Statement

This press release contains statements which are forward-looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's current expectations and assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents on file with the SEC.

Contact:

     Joseph C. Horvath
     Chief Financial Officer
     (717) 264-7161, Extension 4465